Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement on Form S-4 pertaining to Amtech Systems, Inc.’s proposed merger with BTU International, Inc. and to the incorporation by reference therein of our reports dated November 20, 2014, relating to the consolidated financial statements and effectiveness of internal controls over financial reporting of Amtech Systems, Inc. and Subsidiaries for the year ended September 30, 2014, which appear in Amtech Systems, Inc. and Subsidiaries’ Annual Report on Form 10-K for the year ended September 30, 2014 filed with the Securities and Exchange Commission.

/s/ MAYER HOFFMAN MCCANN P.C.

Phoenix, Arizona

December 19, 2014